UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 1, 2005

Respironics, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-16723	25-1304989
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1010 Murry Ridge Lane, Murrysville, Pennsylvania		15668-8525
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	724-387-5200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 2, 2005, Respironics, Inc. (the "Company") issued a press release announcing the appointment of Derek Smith as President of the Hospital Group. In connection with Mr. Smith's appointment, he and the Company entered into an employment agreement effective August 1, 2005 for a one-year term that shall automatically be extended each additional year unless otherwise terminated by the Company or Mr. Smith. The Company will compensate Mr. Smith a base annual salary of $295,000. At all times during his employment term, Mr. Smith shall also have the right to participate in and receive benefits under and in accordance with the then-current provisions of all incentive, profit-sharing, retirement, stock option or purchase plans, life, health and accident insurance, hospitalization, and other incentive and benefit plans or programs. Mr. Smith will be eligible for an annual bonus that is not more than 50% of his base salary during the 2006 fiscal year.

Mr. Smith has extensive senior management experience in patient monitoring, ventilation and critical care both domestically and internationally. Throughout his 26 year career, Mr. Smith has held positions of increasing responsibility with various companies.

Most recently, Mr. Smith served as Senior Vice President of Operations and Technology Development for McKesson Health Solutions ("McKesson"). In this role he was responsible for all operations and technology development for McKesson's disease management and triage services as well as its Medical Management Software Products. In 1999, Mr. Smith joined McKesson's Access Health business unit where he served as Senior Vice President and General Manager.

Prior to McKesson, Mr. Smith spent 15 years with Datex-Ohmeda, Inc. in positions of increasing responsibility including several general management assignments, focusing on patient monitoring and critical care ventilation. His management experience spans all functional areas including marketing, sales, service, research and development, quality and regulatory affairs.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Respironics, Inc.

August 1, 2005	By:	/s/ Daniel J. Bevevino

Name: Daniel J. Bevevino
Title: Vice President, and Chief Financial and Principal Accounting Officer